Exhibit 10.1

Amended and Restated Employment Agreement

Between The Walt Disney Company And Robert A. Iger

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 6, 2011, by and between The Walt Disney Company, a Delaware corporation (the “Company”), and Robert A. Iger (“Executive”) amending and restating in its entirety Executive’s Employment Agreement with Company, dated as of December 23, 2008 (the “2008 Agreement”).

W I T N E S S E T H:

WHEREAS, the Company and its subsidiaries have employed Executive in various senior officer positions, most recently as President and Chief Executive Officer of the Company;

WHEREAS, the 2008 Agreement is scheduled to expire by its own terms on January 31, 2013;

WHEREAS, in furtherance of the Company’s desire to continue to secure the services of Executive, the Company and Executive desire to amend and restate the 2008 Agreement effective as of the first day of the Company’s fiscal year commencing on October 1, 2011 (the “Effective Date”) to extend the term of Executive’s services until June 30, 2016, subject to the terms and conditions set forth herein; and

WHEREAS, between the date hereof and the Effective Date, the parties intend and agree that the 2008 Agreement shall remain in full force and effect;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on the Effective Date and ending on June 30, 2016 (or such earlier date as shall be determined pursuant to Paragraph 5). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

2. Position and Duties. During the period from the Effective Date to the date of the annual shareholders’ meeting occurring in 2012 (the “2012 Meeting”), Executive shall serve as President and Chief Executive Officer of the Company. During the period from the 2012 Meeting to March 31, 2015, Executive shall serve as Chief Executive Officer of the Company and as Chairman (“Chairman”) of the Board. During the period from April 1, 2015 to June 30, 2016, Executive shall continue to serve as Chairman as an employee of the Company. The period during which Executive serves as Chief

Executive Officer under this Agreement (i.e., from and including the Effective Date to March 31, 2015) shall be referred to as the “CEO Period”, and the period during which Executive serves as Chairman, but not also as the Chief Executive Officer (i.e., from and including April 1, 2015 to June 30, 2016) shall be referred as the “Chairman Period”. In addition to the specific positions applicable during the specific periods outlined above, Executive shall also serve in such other position or positions with the Company and its subsidiaries, consistent with his then applicable position(s) as set forth above as the Board shall reasonably assign Executive from time to time. All of Executive’s service in accordance with this Paragraph 2 is subject to earlier termination as provided in Paragraph 5. During the Employment Period, Executive shall be the most senior officer of the Company and report directly and exclusively to the Board, it being understood that during the Chairman Period, if another executive shall serve as Chief Executive Officer of the Company, such other executive shall report jointly to Executive as Chairman and to the Board. During the Employment Period, unless and until the Board exercises any authority reserved to it under the Company’s By-Laws, Executive shall have the duties, responsibilities and obligations customarily exercised by individuals serving in the applicable position(s) enumerated above in a company of the size and nature of the Company. During the Employment Period, the Company shall also nominate Executive for re-election as a member of the Board at the expiration of each term of office, and Executive shall serve as a member of the Board for each period for which he is so elected. During the Employment Period, Executive shall devote substantially all his business time to the services required of him hereunder, and shall perform such services in a manner consonant with the duties of his then applicable position(s). Executive shall be subject to the terms and conditions of any applicable policy of the Company regarding service (including as a director) on behalf of any other organization, provided that, subject to the provisions of Paragraph 7(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing his personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of his duties and responsibilities in the position or positions in which Executive is then serving, as specified in this Paragraph 2.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of no less than $2,500,000. The amount of annual base salary currently payable under this Paragraph 3(a) shall be reduced, however, to the extent Executive elects in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretations thereunder (“Section 409A”) to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as the “Base

Salary”. The Company shall pay Executive the portion of his Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives, but not less frequently than in equal monthly installments.

(b) Incentive Compensation. Executive shall be given the opportunity to earn an annual incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during (i) each of the Company’s fiscal years 2012, 2013, 2014, and 2015 shall be $12,000,000 and (ii) the Company’s 2016 fiscal year shall be $6,000,000. The actual amount payable to Executive as an annual bonus under the Annual Plan in respect of any such fiscal year shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which shall be substantially the same as the objectives established under the Annual Plan for other executive officers of the Company. Accordingly, depending on such performance, the actual amount payable as an annual bonus to Executive under the Annual Plan may be less than, greater than or equal to the target bonus for such fiscal year, as specified above. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable to other executive officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid; provided, however, that, as long as Executive remains in service through the end of the Employment Period, any annual bonus payable under the Annual Plan for the 2016 fiscal year shall be payable at the end of the performance measurement period (despite Executive’s expected earlier termination of service), without pro-ration and subject solely to achievement of the applicable performance objectives for such fiscal year established for purposes of compliance with Section 162(m) of the Code, and without regard to the usual requirement of service through the date of payment.

(c) Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in the equity based long-term incentive compensation plans, programs or arrangements generally made available to executive officers of the Company, on substantially the same terms and conditions as generally apply to the Company’s executive officers, except as otherwise provided in this Paragraph 3(c). Executive shall receive an annual award with a target award value (which value shall be determined in accordance with the policies and practices generally applicable to similar types of awards granted to other senior executives of the Company) of (i) $15,500,000 for each of the Company’s fiscal years 2012, 2013, 2014 and 2015, and (ii) $6,000,000 for the Company’s 2016 fiscal year. The Compensation Committee may increase the award value of any award made in respect of any such fiscal year based on its evaluation of Executive’s performance. The actual benefits conveyed to Executive in respect of any such award may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of the Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions. The form of the awards provided under this Paragraph 3(c) of this Agreement, in respect of each of the Company’s fiscal years from 2012 to 2016 inclusive, shall be as follows:

(i)	50% of the applicable award value for each fiscal year will be granted in the form of time-vesting stock options, which shall

(A)	have an exercise price not less than the fair market value of a share of the Company’s common stock on the date of grant (as determined in accordance with the terms of the plan under which such options are granted);

(B)	have a 10-year term;

(C)	vest and be exercisable conditioned solely on continued employment, on a schedule no less favorable than in equal annual installments over a period of not greater than four years;

(D)	have provisions relating to the treatment of such awards upon retirement following age 60 and completion of 10 years of service that are not less favorable to Executive than those applicable to awards granted to executive officers in 2011;

(E)	provide that, notwithstanding Paragraph 3(c)(i)(C), if Executive remains employed by the Company through the end of the Employment Period, such options shall be or become vested and exercisable upon the originally specified vesting and exercise schedule (without regard to continuing employment) and shall be exercisable (once they have first become vested and exercisable and unless earlier exercised) until the expiration of their stated term; and

(F)	have such other terms and conditions consistent with the foregoing as are substantially similar to those applicable in respect to the same form of award used generally in respect of annual grants made to other executive officers of the Company at or about the same time as the awards granted to Executive; and

(ii)	50% of the applicable award value for each fiscal year will be in the form of performance-based vesting restricted stock units, which shall

(A)	become vested (if at all) upon the achievement of performance goals and objectives established and approved by the Compensation Committee in respect of such award not later than the time of grant, measured over a period of not greater than three years. The performance criteria (and related percentile achievement and vesting levels) applicable with respect to each such award shall be the same as the performance criteria (and levels) applied by the Company with respect to the awards of restricted stock units whose vesting is conditioned on the satisfaction of performance conditions in addition to a test to ensure that the compensation is deductible pursuant to Section 162(m) of the Code, as described on pages 21 and 22 of the Company’s proxy statement dated January 28, 2011; provided, however, that the Committee may modify the performance criteria applicable as to any annual grant to be made hereunder (x) in its discretion, so long as such discretionary modifications do not materially diminish the value of such annual grant to Executive or the opportunity for such awards to become vested or (y) with the written consent of Executive. The determination of the extent to which Executive’s rights with respect to such restricted stock unit awards shall become vested shall be made without the exercise of adverse discretion that may otherwise apply to such awards or similar awards;

(B)	provide for a maximum award payout equal to 150% (or such greater percentage as the Compensation Committee shall specify) of the number of units initially granted based on the target value of such performance-based vesting restricted stock unit award;

(C)	have provisions relating to the treatment of such awards upon retirement following age 60 and completion of 10 years of service that are not less favorable to Executive as those applicable to awards granted to executive officers in 2011;

(D)	provide that, notwithstanding Paragraph 3(c)(ii)(A), if Executive remains employed by the Company through the end of the Employment Period, such performance-based vesting restricted stock unit awards shall be eligible to become earned, vested and payable without regard to continuing employment, but subject to achievement of the applicable, originally specified business performance criteria over the applicable performance period; and

(E)	have such other terms and conditions consistent with the foregoing as are substantially similar to those applicable in respect to the same form of award used generally in respect of annual grants made to other executive officers of the Company at or about the same time as the awards granted to Executive.

(d) Prior Awards and Compensation. The extension of the Scheduled Expiration Date (as defined in Paragraph 5(e)) by operation of this Agreement from January 31, 2013 to June 30, 2016 shall be taken into account in determining Executive’s rights in respect to all prior equity awards, with the effect being that, for purposes of determining whether any of Executive’s equity awards granted prior to the Effective Date shall be treated as Continuing Unvested Options and Remaining Stock Units (as each such term is defined in Paragraph 5(e)), the Scheduled Expiration Date shall be June 30, 2016. Except as provided in the immediately preceding sentence, this Agreement shall not alter, amend or otherwise modify in any way any equity award granted to Executive prior to the Effective Date (including, but not limited to, the Extension Stock Option Grant referenced in Paragraph 5(a) of the 2008 Agreement), each of which shall continue in accordance with its terms (except as modified hereby in respect to the extension of the Scheduled Expiration Date). Amounts of base salary accrued but deferred pursuant to the terms of the employment agreement between Executive and the Company, dated as of January 24, 2000, shall be paid to Executive by the Company, together with interest thereon (which interest shall accrue at the rate of the applicable federal rate for mid-term treasuries and which rate shall be reset annually on the basis of the rate in effect for March for each year during which the deferral shall be in effect), six months and one day after the date upon which Executive incurs a separation from service with the Company within the meaning of Section 409A (as determined in accordance with Paragraph 5(g) hereof) or, if earlier, promptly after Executive’s death. Executive shall remain entitled to all compensation and benefits accrued pursuant to the 2008 Agreement, but unpaid as of the Effective Date, except to the extent specifically modified by the terms of this Agreement.

4. Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company and made available generally to its executive officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its executive officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof. Notwithstanding the foregoing, from and after the Effective Date, the Executive shall not participate in the Company’s Family Income Assurance Plan.

(b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other executive officers of the Company in accordance with the then current policies and practices of the Company.

(c) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d) Indemnification. Executive and the Company are parties to an indemnification agreement effective as of October 1, 2003 (the “Indemnification Agreement”), which shall continue in full force and effect in accordance with its terms.

5. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Paragraphs 1 or 2, the Employment Period shall end upon the earliest to occur of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason. If the Employment Period terminates as of a date specified under this Paragraph 5 or upon the lapse of the Employment Period specified in Paragraph 1, Executive agrees that, upon written request from the Company, he shall resign from the Board and each other position he holds with the Company and any of its subsidiaries or affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b) Benefits Payable Upon Termination.

(i) (i) In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or his beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability. Subject to Paragraph 5(d), in the event of Executive’s death or disability, any other stock options then held by Executive or his permitted transferees (including, but not limited to, the Extension Stock Option Grant referenced in Paragraph 5(a) of the 2008 Agreement) shall be exercisable in accordance with the terms of the applicable plan and the applicable option agreements.

(ii) In the event of Executive’s Termination for Cause, Executive shall be provided the Unconditional Entitlements.

(iii) In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, Executive shall be provided the Unconditional Entitlements and the Company shall provide the Conditional Benefits to Executive, subject to (A) Executive’s execution of the Release, and (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release. For Executive to become entitled to the Conditional Benefits, Executive must deliver the executed Release to the Company by no later than twenty-two (22) days following the Termination Date.

(c) Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which Executive may become entitled under Paragraph 5(b) are as follows:

(i) Earned Amounts. The Earned Compensation shall be paid within 30 days following the termination of Executive’s employment hereunder, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than 90 days following his termination of employment.

(ii) Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries.

(iii) Indemnities. Any right which Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with Executive’s activities as an officer, director or employee of the Company or any of its affiliates pursuant to the terms of the Indemnification Agreement referenced in Paragraph 4(d) shall be unaffected by Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv) Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. Executive shall be notified in writing of his rights to continue such coverage after the termination of his employment pursuant to this Paragraph 5(c)(iv), provided that Executive timely complies with the conditions to continue such coverage. Executive understands and acknowledges that Executive is responsible to make for all payments required for any such continued health care coverage that Executive may choose to receive.

(v) Business Expenses. Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by him prior to the termination of his employment.

(vi) Stock Options/RSUs. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to him by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, and the terms of this Agreement, as in effect at the date Executive’s employment terminates.

(d) Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which Executive may become entitled under Paragraph 5(b)(iii), provided he complies with the terms and conditions thereof, are as follows:

(i) Remaining Salary. The Company shall pay Executive a lump sum amount equal to the Severance Amount. The Severance Amount shall be paid on the date that is six months and one day after the Termination Date (or upon Executive’s death, if earlier).

(ii) Stock Options. All of Executive’s Continuing Unvested Options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, but on the same basis as such options would have become vested and exercisable if Executive had remained employed through the Scheduled Expiration Date; provided, however, that if Executive’s Termination Date occurs prior to the commencement of the Chairman Period, Executive’s right to vest and post-termination exercise rights will be determined without regard to the provisions of Paragraph 3(c)(i)(E). Once exercisable, all Continuing Unvested Options and all Remaining Stock Options shall remain exercisable (to the extent not previously exercised) until the Stock Option Termination Date applicable to such options. Except as otherwise expressly provided herein, all of the Remaining Stock Options shall continue to be subject to the Original Stock Option Award Documents. Notwithstanding the foregoing, in the event of Executive’s death prior to the Stock Option Termination Date, all Continuing Unvested Options shall vest on the date of Executive’s death and all Remaining Stock Options shall be exercisable for the period following Executive’s death determined under such Original Stock Option Award Documents on the same basis as though Executive was employed on the date of his death and regardless of when the Stock Option Termination Date would otherwise have occurred. However, any provisions in the Original Stock Option Award Documents relating to disability or change in control of the Company shall not be operative after the Termination Date with respect to any Remaining Stock Options.

(iii) RSUs. The Remaining Stock Units shall continue to vest in accordance with the terms of the Original RSU Award Documents, but on the same basis as though Executive had remained employed through the Scheduled Expiration Date. Except as otherwise expressly provided herein, all such Remaining Stock Units shall be subject to, and administered in accordance with, the Original RSU Award Documents. Notwithstanding any term or provision of the Original RSU Award Documents:

(A) any provisions in such Original RSU Award Documents relating to disability shall not be applicable to any such Remaining Stock Units after the Termination Date; and

(B) in the event of Executive’s death after the Termination Date but prior to the Scheduled Expiration Date, the terms and provisions of the Original RSU Award Documents shall be interpreted and applied in the same manner with respect to such Remaining Stock Units as if Executive were an active employee on the date of his death.

(iv) Pro-Rated Current Year Bonus. Subject to the condition specified in the last sentence hereof, a pro rata annual bonus for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus determined pursuant to Paragraph 3(b) and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus shall be paid no later than the later of (i) two and a half months after the end of Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs. Payment of a pro-rata bonus under this Paragraph 5(d)(iv) shall be subject solely to the condition that the performance objectives related to the Annual Plan in effect for the fiscal year in which such termination occurs that were established to qualify such bonus payments to Executive and other executive officers of the Company as performance-based compensation exempt from the limitations established under Section 162(m) are satisfied.

(v) Additional Distribution Rules in Respect of Conditional Benefits. The following additional rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Paragraph 5(d)(i), (iii) and (iv):

(A) It is intended that each installment of the payments and benefits provided under Paragraph 5(d)(i), (iii) and (iv) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B) Each installment of the payments and benefits due under Paragraph 5(d)(i) and (iii) that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company (within the meaning of Section 409A and as provided in Paragraph 5(g) hereof ) shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service. (Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of Executive’s in which the separation from service occurs.) Any subsequent installments that would be payable more than six months following Executive’s separation from service shall be paid in accordance with the dates and terms set forth herein.

(e) Definitions. For purposes of this Paragraph 5, the following terms shall have the meanings ascribed to them below:

“Continuing Unvested Options” means any of Executive’s stock options that have not become vested and exercisable prior to the Termination Date, but that would have become vested under the Original Stock Option Award Documents and the terms of this Agreement had Executive continued to be employed by the

Company through the Scheduled Expiration Date (as determined taking into account the exercise and vesting provisions set forth in Paragraphs 3(c)(i)(D) and (E) and any other retirement provisions in such award documents, except that the vesting and exercise provisions set forth in Paragraph 3(c)(i)(E) shall only be taken into account if the Termination Date occurs on or after the commencement of the Chairman Period and not if the Termination Date precedes the Chairman Period).

“Earned Compensation” means the sum of (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 5(a) (but excluding any salary and interest accrued thereon payment of which has been deferred) and (b) if Executive’s employment terminates due to Executive’s death or in a Termination due to Disability or a Termination for Good Reason or due to the Company’s exercise of its Termination Right, in any case, after the end of a fiscal year, but before the annual incentive compensation payable for services rendered in that fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b).

“Original Stock Option Award Documents” means, with respect to any Remaining Stock Option, the terms and provisions of the award agreement and plan pursuant to which such Remaining Stock Option was granted, each as in effect on the Termination Date.

“Original RSU Award Documents” means, with respect to any tranche of Remaining Stock Units, the terms and provisions of the award agreement related to and the plan governing, such tranche of Remaining Stock Units, each as in effect on the Termination Date.

“Release” means the General Release in the form set forth in Exhibit A attached hereto.

“Remaining Stock Options” means any of Executive’s stock options which are (i) vested at the Termination Date or (ii) Continuing Unvested Options.

“Remaining Stock Units” means any of Executive’s restricted stock units outstanding at the Termination Date (whether or not subject to performance conditions) that, subject to the satisfaction of any applicable performance conditions, would have become vested under the Original RSU Award Documents and the terms of this Agreement had Executive continued to be employed by the Company through the Scheduled Expiration Date (as determined taking into account the vesting provisions set forth in Paragraphs 3(c)(ii)(C) and (D) and any other retirement provisions in such award documents, except that the vesting provisions set forth in Paragraph 3(c)(ii)(D) shall only be taken into account if the Termination Date occurs on or after the commencement of the Chairman Period and not if the Termination Date precedes the Chairman Period).

“Scheduled Expiration Date” means June 30, 2016.

“Severance Amount” means an amount equal to the aggregate Base Salary which would have been earned by Executive under this Agreement for the period commencing on the Termination Date and ending on the Scheduled Expiration Date.

“Stock Option Termination Date” means with respect to any Remaining Stock Option, the last date on which such Remaining Stock Option would have been exercisable assuming that Executive retired on the Scheduled Expiration Date (as determined taking into account the exercise and vesting provisions set forth in Paragraphs 3(c)(i)(D) and (E) and any other retirement provisions in such award documents, except that the vesting and exercise provisions set forth in Paragraph 3(c)(i)(E) shall only be taken into account if the Termination Date occurs on or after the commencement of the Chairman Period and not if the Termination Date precedes the Chairman Period).

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) Executive’s conviction of a felony or the entering by Executive of a plea of nolo contendere to a felony charge; (ii) Executive’s gross neglect, willful malfeasance or willful gross misconduct in connection with his employment hereunder which has had a material adverse effect on the business of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company; (iii) a substantial and continual refusal by Executive in breach of this Agreement to perform Executive’s duties, responsibilities or obligations assigned to Executive in accordance with the terms hereof (provided that such duties, responsibilities or obligations are not inconsistent with his positions as Chief Executive Officer and are otherwise lawful) that continues after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed; (iv) a violation by Executive of any policy of the Company that is generally applicable to all employees or all officers of the Companies including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; (v) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by Executive of the provisions of

Paragraph 7; provided, however, that in the case of subclauses (iv), (v) and (vi), Cause shall not exist if, such violation, failure to cooperate or breach, if capable of being cured, shall have been cured by Executive within 30 days after receipt of notice thereof from the Company. Any Termination for Cause shall be effected by a resolution of the majority of the members of the Board, excluding Executive. Prior to the effectiveness of any such termination, Executive shall be afforded an opportunity to meet with the Board, upon reasonable notice under the circumstances, and explain and defend any action or omission alleged to constitute grounds for a Termination for Cause; provided that the Board may suspend Executive from his duties hereunder prior to such opportunity and such suspension shall not constitute a breach of this Agreement by the Company or otherwise form the basis for a Termination for Good Reason. If Executive has, and utilizes, such opportunity to be heard, the Board shall promptly reaffirm that grounds for a Termination for Cause exist or reinstate Executive to his position hereunder.

“Termination Date” means, subject to the provisions of Paragraph 5(g), the earlier to occur of (i) the date the Company specifies in writing to Executive in connection with the exercise of its Termination Right or (ii) the date Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any twelve month period. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld. Executive or his legal representatives or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.

“Termination for Good Reason” means a termination of Executive’s employment by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary, target bonus opportunity specified in Paragraph 3(b) or annual target incentive awards specified in Paragraph 3(c)), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity, or to receive in respect of any equity award granted an amount that is equal to or greater than the annual target incentive value ascribed to such award is not a reduction in such compensation rights; (ii) the failure to elect or reelect Executive as a member of the Board of Directors, (iii) the removal of Executive by the Company from the position of Chief Executive Officer prior to the last day of the CEO Period; (v) the failure to cause Executive to be appointed as Chairman on or before the date of the 2012 Meeting, (vi) the removal of Executive by the Company from the position of Chairman on or after the date of the 2012 Meeting, (vii) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction, other than in connection with the change in, or cessation of his tenure in, any of his titles and positions as specified in Paragraph 2; (viii) the assignment to Executive of duties that are materially inconsistent with his then current position(s) or duties or that materially impair Executive’s ability to function in the position(s) stated in Paragraph 2 in which he is then serving; (ix) the relocation of Executive’s principal office to a location that is both more than 50 miles from Manhattan and more than 50 miles outside of the greater Los Angeles area; or (x) a material breach of any material provision of this Agreement by the Company. In addition, following the occurrence of a Change in Control, any occurrence that would constitute a Triggering Event for purposes of Section 11 of the Amended and Restated 2005 Stock and Incentive Plan (the “2005 Stock Plan”) or Section 11 of the 2011 Stock and Incentive Plan (the “2011 Stock Plan”) shall also constitute an event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. For purposes of the preceding sentence, the terms Change of Control and Triggering Event shall have the meaning set forth in the 2005 Stock Plan and 2011 Stock Plan as in effect on the Effective Date. Notwithstanding the foregoing, (A) Executive shall not be able to effect a termination for Good Reason if the Company fails to appoint Executive as Chairman or removes Executive from the position of Chairman during the CEO Period if Executive may not serve both as Chairman and Chief Executive Officer (1) under any law or regulation applicable to the Company or (2) pursuant to the rules of the principal securities exchange or securities quotation system upon which the Company’s common stock is listed to trade at the relevant time; provided that the foregoing exception shall not apply during the Chairman Period, and (B) a termination shall not be treated as a Termination for Good Reason (1) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (2) unless Executive shall have delivered a written notice to the Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(f) Conflict With Plans. As permitted under each of the Amended and Restated 1995 Stock Incentive Plan (the “1995 Stock Plan”), the 2005 Stock Plan and the 2011 Stock Plan, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5 shall apply in place of any similar definition or comparable concept applicable under either of the plans (or any similar definition in any successor plan), except that, in connection with a “Triggering Event” as defined in the 1995 Stock Plan as amended through October 2, 2008, the terms of the 1995 Stock Plan shall apply to determine Executive’s rights and entitlements in respect of the awards made under such plan (and only in respect of such awards).

(g) Section 409A. To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A, and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment required to be made to Executive hereunder upon his termination of employment (including any payment to this Paragraph 5) shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code. Solely for purposes of determining the time and form of payments due Executive under this Agreement (including any payments due under Paragraph 5) or otherwise in connection with his termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code; provided that, for purposes of applying such Section 409A, the parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when Executive and the Company reasonably anticipate that Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed by Executive for the Company over the immediately preceding 36 months. To the extent that the Company and Executive determine that any provision of this Agreement could reasonably be expected to result in Executive’s being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(h) Amendment of Existing Agreements. The parties acknowledge and agree that to the extent that this Paragraph 5 affects any of the terms and conditions of Executive’s Remaining Stock Options or Remaining Stock Units which were granted prior to the Effective Date by extending the Scheduled Expiration Date, this Agreement shall constitute an amendment of the Original Stock Option Award Documents and Original RSU Award Documents as they pertain to Executive.

6. Exclusive Remedy. Executive acknowledges and agrees that the payments and rights provided under Paragraph 5 are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of his employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason or upon termination of his employment upon the expiration of this Agreement. Executive shall be under no obligation to seek other employment or other engagement of his services. The failure of Executive to execute and timely deliver the Release for any reason (i) shall limit his rights in connection with the exercise by the Company of its Termination Right or upon a Termination for Good Reason solely to the right to receive the Unconditional Entitlements, (ii) shall not effect a modification of any of his commitments set forth in this Agreement (none of which are contingent upon execution of the Release by him) and (iii) shall not preserve or revive any rights waived by Executive hereunder. Subject to Executive’s execution and delivery of the Release without revocation thereof, (i) the Company agrees to enter into the Release and (ii) there shall be no offset available to the Company against any amounts due, paid or payable to him in respect of the Conditional Benefits under Paragraph 5 with respect to any compensation, remuneration or payment attributable to any services that Executive may provide to any third party subsequent to termination of employment hereunder, whether as an employee or otherwise.

7. Non-competition and Confidentiality.

(a) Non-competition. During the Employment Period, Executive shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company at the time of the alleged competition.

(b) Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Paragraph 7(b)).

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and the Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

8. Miscellaneous.

(a) Survival. Paragraph 5 (relating to early termination of the Employment Period), 7 (relating to nondisclosure and nonsolicitation of employees) and 8(o) (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 5 hereof.

(b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 8(d).

(c) Assignment. Except as provided under Paragraph 8(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e) Entire Agreement. Effective as of the Effective Date, this Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein; provided that this Agreement shall not alter, amend, or supersede (i) except as specifically provided in Paragraph 5, any agreement that evidences the terms of any equity grant made prior to the date hereof (including, but not limited to, the Extension Stock Option Grant referenced in Paragraph 5(a) of the 2008 Agreement) or (ii) the Indemnification Agreement referenced in Paragraph 4(d). As of the Effective Date, this Agreement shall expressly supersede and replace the 2008 Agreement. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.

(f) Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (ii) it has the full corporate power and authority to execute and deliver this Agreement and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.

(g) Authority of the Board. For the avoidance of doubt, nothing is this Agreement shall preclude the Board from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 8(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 5).

(h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 7(a), (b) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such subparagraph of such Paragraph 7 shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and upon mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

The Walt Disney Company

500 South Buena Vista Avenue

Burbank, California 91521

Attention: General Counsel

Telecopy No.: (818) 569-5146

with a copy to:

Debevoise & Plimpton, LLP

919 Third Avenue

New York, New York 10022

Attention: Lawrence K. Cagney, Esq.

Telecopy No.: (212) 909-6836

If to Executive:

To the address listed as Executive’s principal residence in the Company’s human resources records and to his principal place of employment with the Company with a copy to:

Milbank, Tweed, Hadley & McCloy

One Chase Manhattan Plaza

New York, New York

Attention: Mel Immergut, Esq.

Telecopy No.: (212) 530-5730

(k) Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(l) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(o) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

THE WALT DISNEY COMPANY

Dated: October 6, 2011	By:	/s/ Alan N. Braverman
Senior Executive Vice President,
General Counsel and Secretary

ROBERT A. IGER

Dated: October 6, 2011	/s/ Robert A. Iger

EXHIBIT A

GENERAL RELEASE

WHEREAS, Robert A. Iger (hereinafter referred to as “Executive”) and The Walt Disney Company (hereinafter referred to as the “Company”) are parties to an Employment Agreement, as amended and restated as of October 6, 2011 (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 6 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. (a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive’s having exercised the revocation rights referred to in Paragraph 10 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, the Company shall (x) provide Executive the amounts and benefits described in Paragraph 5 of the Employment Agreement and (y) make full payment for vacation and floating holidays accrued but unused as of the date hereof, less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.

(b) The covenants and commitments of the Company referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to Paragraph 5 of the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive’s employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Employment Agreement.

(c) Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, or as are expressly provided in the Employment Agreement, under and subject to the terms of (i) the Employment Agreement, (ii) any applicable retirement

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plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with his activities as an employee of the Company or any of its affiliates pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any affiliate thereof or pursuant to written agreement (including, without limitation, the Indemnification Agreement dated as of October 1, 2003) expressly providing for such indemnity between Executive and the Company or any affiliate thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive’s rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage he may elect will be paid by him, except to the extent the Employment Agreement provides that such payments shall be made by the Company.

2. Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with his employment by the Company or that are the property of the Company.

3. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

4. Executive represents and agrees (a) that Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.

5. Excluding enforcement of the covenants, promises and/or rights reserved herein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively

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“Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”).

6. Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.

7. Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company, hereby irrevocably and unconditionally releases, acquits and discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to,

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rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, under, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of The Walt Disney Company and Associated Companies Confidentiality Agreement executed by Executive, or (iii) the Board’s policy, as the same may be in effect from time to time, regarding the ability of the Company to recoup bonus or incentive payments as a result of the Company being required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”).

8. Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims.

9. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further

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understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.

10. Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to General Counsel, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, the Company shall have no obligations to Executive hereunder, this Agreement shall have no further force and effect and the Company shall have no obligation to provide Executive with any of the Conditional Benefits (as such term is defined in this Employment Agreement).

11. Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

12. This Agreement shall not in any way be construed as an admission by any of the Company Releasees or Executive Releasees, respectively, that any Company Releasee or Executive Releasee has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Company Releasees or Executive Releasees except as specifically set forth herein, and each of the Company Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.

13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully

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supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at             , California.

ROBERT A. IGER

Dated:
Executed at , California.

THE WALT DISNEY COMPANY

By:
Title:

Dated:

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